Exhibit 77D

	Policies with respect to security investments


Effective July 1, 2006, the investment practices of Pacific
Funds were changed as follows:

The PF Salomon Brothers Large-Cap Value Fund's investment practices were changed to:

allow the Fund to invest in swaps (such as caps, collars and floors) without a stated limit (Resolution 1)